Exhibit (a)(5)(vii)

1	LIONEL Z. GLANCY (#134180)
2	MICHAEL GOLDBERG (#188669)
3	GLANCY BINKOW & GOLDBERG LLP
4	1801 Avenue of the Stars, Suite 311
5	Los Angeles, California 90067
6	Telephone: (310) 201-9150
7	Facsimile: (310) 201-9160
8	Email: info@glanyclaw.com

9	Attorneys for Plaintiffs

10	[Additional Counsel Appear on Signature Page]

11	SUPERIOR COURT OF THE STATE OF CALIFORNIA

12	FOR THE COUNTY OF SANTA CLARA

13	VLADIMIR GUSINSKY REV. TRUST, on	)	Case No. 109CV157611
14	behalf of itself and all others similarly situated,	)
		)	CLASS ACTION
)
15	Plaintiff,	)
16		)
17		)
18		)	SHAREHOLDER’S CLASS ACTION COMPLAINT
19	SILICON STORAGE TECHNOLOGY INC.,	)
20	BING YEH, YAW WEN HU, RONALD	)
21	CHWANG, TERRY M. NICKERSON,	)	JURY TRIAL DEMANDED
22	BRYANT R. RILEY, EDWARD YAO-WU	)
23	YANG	)
24		)
25		)
26		)
27	Defendants.	)
28		)

SHAREHOLDER’S CLASS ACTION COMPLAINT

1	Plaintiff, Vladimir Gusinsky Rev. Trust, by its attorneys, alleges as follows:

2	SUMMARY OF THE ACTION

3	1. This is a stockholder class action brought by plaintiff on behalf of the holders of
4	Silicon Storage Technology Inc. (“Silicon Storage” or the “Company”) common stock against
5	Silicon Storage and its directors arising out of defendants’ efforts to complete the sale of Silicon
6	Storage at a grossly inadequate and unfair price (the “Proposed Acquisition”) and their efforts to
7	provide certain insiders and directors with preferential treatment at the expense of, and which is
8	unfair to, the public shareholders. Defendants have agreed to sell the Company to Technology
9	Resource Holdings, Inc., a Prophet Equity LP -controlled entity, as well as members of the Silicon
10	Storage management. (collectively the “Acquirers”).

11	2. In pursuing the unlawful plan to cash out Silicon Storage’s public stockholders for
12	grossly inadequate consideration, each of the defendants violated applicable law by directly
13	breaching and/or aiding the other defendants’ breaches of their fiduciary duties of loyalty, due care,
14	independence, good faith and fair dealing.

15	3. In entering into the merger agreement, without full and fair disclosure of all material
16	information, each of the Defendants violated and continues to violate applicable law by directly
17	breaching and/or aiding and abetting the Defendants’ breaches of their fiduciary duties of loyalty,
18	due care, independence, candor, good faith and fair dealing.

19	4. Instead of seeking to obtain the highest price reasonably available for the Company,
20	the Individual Defendants spent substantial efforts to ensure that the Proposed Acquisition could not
21	be disturbed by another interested bidder. Defendants agreed to certain deal protection devices,
22	including a termination fee, which is nothing more than a liquidated damages provision that serves
23	as a tax on any party considering making a superior offer.

24	5. Defendants’ motivation was clear. By catering the process to the Acquirers to
25	facilitate a going-private transaction, Defendants are trying to preserve their jobs and allow
26	themselves to participate in the profits of the Company going forward.
27
28

SHAREHOLDER’S CLASS ACTION COMPLAINT

1	6. As alleged herein, the Proposed Transaction is the product of a hopelessly flawed
2	process that was designed to divert Silicon Storage’s assets to the Acquirers, and the Acquirers
3	only, on terms preferential to the Acquirers and detrimental to Plaintiff and the other public
4	stockholders of Silicon Storage. Plaintiff seeks to enjoin the Proposed Transaction.

5	7. Absent judicial intervention, the merger will be consummated, resulting in
6	irreparable injury to Plaintiff and the Class. This action seeks to enjoin the unreasonable steps taken
7	by the Defendants in entering into the merger agreement without attempting to maximize
8	shareholder value in order to obtain millions of dollars in benefits for themselves. Immediate
9	judicial intervention is warranted here to rectify existing and future irreparable harm to the
10	Company’s shareholders. Plaintiff, on behalf of the Class, seeks only to level the playing field and
11	to ensure that if shareholders are to be ultimately stripped of their respective equity interests through
12	the Proposed Transaction, that the Proposed Transaction is conducted in a manner that is not overtly
13	improper, unfair and illegal, and that all material information concerning the Proposed Transaction
14	is disclosed to the Silicon Storage shareholders so that they are able to make informed decisions as
15	to whether to vote in favor or against the Buyout or to seek appraisal of their shares.

16	JURISDICTION AND VENUE

17	8. This Court has jurisdiction over the subject matter of this action pursuant to the
18	California Constitution, Article VI, Section 10, because this case is an action not given by statute to
19	other trial courts.

20	9. This Court has jurisdiction over the Defendants in this action because Silicon
21	Storage is headquartered in this State and because the improper conduct alleged in this Complaint
22	occurred in and/or was directed at this State. This Court has jurisdiction over each Defendant
23	because their wrongful conduct challenged in this Complaint was directed at, and intended to have
24	its primary effect in, this State. Finally, many of the Individual Defendants (as defined below)
25	reside in California.

26	10. Venue lies in this Court because the Company’s principal place of business is located
27	in Sunnyvale California, and Defendants’ wrongful acts occurred in substantial part in Santa Clara
28

SHAREHOLDER’S CLASS ACTION COMPLAINT

1	County. Venue is also proper in this Court because many of those affected by Defendants’
2	wrongful conduct reside in this County, and many of the potential witnesses reside or work in this
3	County.

4	11. This action challenges the internal affairs or governance of IRF and hence is not
5	removable to Federal Court under the Class Action Fairness Act of 2005 or the Securities Litigation
6	Uniform Standards Act (“SLUSA”), 15 U.S.C. § 78bb(f).

7	PARTIES

8	12. Plaintiff Vladimir Gusinsky Rev. Trust is and at all times relevant hereto was a
9	shareholder of Silicon Storage.

10	13. Defendant Silicon Storage, is a California corporation. Silicon Storage supplies
11	NOR flash memory semiconductor devices for the digital consumer, networking, wireless
12	communications, and the Internet computing markets. The Company produces and sells
13	semiconductor products, including NAND flash controllers and NAND controller-based modules,
14	smart card integrated circuits (ICs) and modules, flash microcontrollers, and radio frequency ICs
15	and modules. It also produces and sells various products based on its SuperFlash design and
16	manufacturing process technology, as well as licenses the SuperFlash technology for applications in
17	semiconductor devices that integrate flash memory with other functions on a monolithic chip. The
18	Company sells its products in Asia through its representatives, as well as in North America and
19	Europe through manufacturers’ representatives and distributors. Silicon Storage was founded in
20	1989.

21	14. Defendant Bing Yeh (“Yeh”) is the President, Chief Executive Officer and a member
22	of the Board of Directors since the Company’s inception in 1989. In April 2004, he was appointed
23	Chairman of the Board of Directors. From 1979 to 1981, Yeh was a senior development engineer
24	of EEPROM technology of Intel Corporation (“Intel”). According to the Proxy Statement filed with
25	the SEC on April 30, 2009, Yeh is the beneficial owner of 11.3 % of Silicon Storage reported
26	outstanding shares.
27
28

SHAREHOLDER’S CLASS ACTION COMPLAINT

1	15. Defendant Yaw Wen Hu (“Hu”) has been a member of the Board of Directors since
2	September 1995. He is currently Executive Vice President and Chief Operating Officer. In August
3	1999, he became Vice President, Operations and Process Development. In January 2000, he was
4	promoted to Senior Vice President, Operations and Process Development. In April 2004, he was
5	promoted to Executive Vice President and Chief Operating Officer. From 1978 to 1985, he worked
6	as a senior staff engineer in Intel. According to the Proxy Statement filed with the SEC on April 30,
7	2009, Hu is the beneficial owner of 1.4 % of Silicon Storage reported outstanding shares.

8	16. Defendant Ronald Chwang (“Chwang”) has been a member of the Board of
9	Directors since June 1997. Since 1997, Dr. Chwang has been the Chairman and President of iD
10	Ventures America, LLC, a venture capital management company under the iD SoftCapital Group.
11	Chwang is a general partner of iD8 Fund under the management of iD Ventures America, LLC.

12	17. Defendant Terry M. Nickerson (“Nickerson”) has been a member of the Board of
13	Directors since April 2005.

14	18. Defendant Bryant R. Riley (“Riley”) has been a member of the Board of Directors
15	since June 2008. Riley has been the Managing Member and founder of Riley Investment
16	Management LLC and founder and Chairman of B. Riley & Co., LLC. According to the Proxy
17	Statement filed with the SEC on April 30, 2009, Riley is the beneficial owner of 4.3 % of Silicon
18	Storage reported outstanding shares.

19	19. Defendant Edward Yao-Wu Yang (“Yang”) has been a member of the Board of
20	Directors since October 2007. Yang is a general partner of iD8 Fund under the management of iD
21	Ventures America.

22	20. The defendants named above in ¶¶14-19 are sometimes collectively referred to
23	herein as the “Individual Defendants.”

24	DEFENDANTS’ FIDUCIARY DUTIES

25	21. In any situation where the directors of a publicly traded corporation undertake a
26	transaction that will result in either (i) a change in corporate control or (ii) a break-up of the
27	corporation’s assets, the directors have an affirmative fiduciary obligation to obtain the highest
28

SHAREHOLDER’S CLASS ACTION COMPLAINT

1	value reasonably available for the corporation’s shareholders, and if such transaction will result in a
2	change of corporate control, the shareholders are entitled to receive a significant premium. To
3	diligently comply with these duties, the directors may not take any action that:

4	(a) adversely affects the value provided to the corporation’s shareholders;

5	(b) will discourage or inhibit alternative offers to purchase control of the
6	corporation or its assets;

7	(c) contractually prohibits them from complying with their fiduciary duties;

8	(d) will otherwise adversely affect their duty to search and secure the best value
9	reasonably available under the circumstances for the corporation’s shareholders; and/or

10	(e) will provide the directors with preferential treatment at the expense of, or
11	separate from, the public shareholders.

12	22. In accordance with their duties of loyalty and good faith, the defendants, as directors
13	and/or officers of Silicon Storage, are obligated to refrain from:

14	(a) participating in any transaction where the directors’ or officers’ loyalties are
15	divided;

16	(b) participating in any transaction where the directors or officers receive or are
17	entitled to receive a personal financial benefit not equally shared by the public shareholders of the
18	corporation; and/or

19	(c) unjustly enriching themselves at the expense or to the detriment of the public
20	shareholders.

21	23. Plaintiff alleges herein that the Individual Defendants, separately and together, in
22	connection with the Proposed Acquisition, violated the fiduciary duties owed to plaintiff and the
23	other public shareholders of Silicon Storage, including their duties of loyalty, good faith and
24	independence, insofar as they stood on both sides of the transaction and engaged in self-dealing and
25	obtained for themselves personal benefits, including personal financial benefits not shared equally
26	by Plaintiff or the Class. As a result of the Individual Defendants’ self-dealing and divided
27	loyalties, neither Plaintiff nor the Class have received or will receive, without court intervention, a
28

SHAREHOLDER’S CLASS ACTION COMPLAINT

1	fair process or fair price in the Proposed Acquisition.

2	24. Because the Individual Defendants have breached their duties of loyalty, good faith
3	and independence in connection with the Proposed Acquisition, the burden of proving the inherent
4	or entire fairness of the Proposed Acquisition, including all aspects of its negotiation, structure,
5	price and terms, is placed upon the Individual Defendants as a matter of law.

6	CLASS ACTION ALLEGATIONS

7	25. Plaintiff brings this action on its own behalf and as a class action, on behalf of all
8	stockholders of Silicon Storage, except Defendants herein and any person, firm, trust, corporation,
9	or other entity related to or affiliated with any of the Defendants, who are threatened with injury
10	arising from Defendants’ actions as is described more fully below (the “Class”)

11	26. This action is properly maintainable as a class action.

12	27. The Class is so numerous that joinder of all members is impracticable. There are
13	more than 96 million shares of Silicon Storage common stock outstanding held by thousands of
14	shareholders geographically dispersed across the country.

15	28. There are questions of law and fact which are common to the Class and which
16	predominate over questions affecting any individual Class member. The common questions
17	include, inter alia, the following:

18	(a) whether Defendants have breached and are continuing to breach their
19	fiduciary duties of undivided loyalty, independence or due care with respect to Plaintiff and the
20	other members of the Class in connection with the Proposed Merger; and

21	(b) whether Plaintiff and the other members of the Class would suffer irreparable
22	injury were the transaction complained of herein consummated.

23	29. Plaintiff’s claims are typical of the claims of the other members of the Class and
24	Plaintiff does not have any interests adverse to the Class.

25	30. Plaintiff is an adequate representative of the Class, has retained competent counsel
26	experienced in litigation of this nature and will fairly and adequately protect the interests of the
27	Class.
28

SHAREHOLDER’S CLASS ACTION COMPLAINT

1	31. The prosecution of separate actions by individual members of the Class would create
2	a risk of inconsistent or varying adjudications with respect to individual members of the Class
3	which would establish incompatible standards of conduct for the party opposing the Class.

4	32. Plaintiff anticipates that there will be no difficulty in the management of this
5	litigation as a class action. A class action is superior to other available methods for the fair and
6	efficient adjudication of this controversy.

7	33. Defendants have acted on grounds generally applicable to the Class with respect to
8	the matters complained of herein, thereby making appropriate the relief sought herein with respect
9	to the Class as a whole.

10	THE PROPOSED ACQUISITION

11	34. On November 13, 2009, the Company issued a press release entitled “Silicon Storage
12	Technology to Be Acquired for $2.10 per Share.” The release stated in part:

13	SST (Silicon Storage Technology, Inc.) (Nasdaq: SSTI - News), a
memory and non-memory products provider for high-volume
14	applications in the digital consumer, networking, wireless
communications and Internet computing markets, today announced
15	that it has entered into a definitive merger agreement to be acquired by Technology Resource Holdings, Inc., a Prophet Equity
16	LP-controlled entity, as well as by members of SST’s management team. Prophet Equity LP will acquire all of the outstanding
17	common stock of the company for $2.10 per share, except for
shares held by Bing Yeh, SST’s Chairman and Chief Executive
18	Officer, and Yaw Wen Hu, SST’s Executive Vice President and
Chief Operating Officer and member of the Board of Directors,
19	who have agreed to exchange all of their shares of SST common
20	stock for shares of capital stock of the resulting privately held
21	company. This price per share represents approximately a 13
22	percent premium to the closing price per share of SST’s stock on
November 12, 2009…

23	The agreement contains a go-shop provision under which
24	the Strategic Committee, with the assistance of its independent
25	advisors, has the right to solicit proposals or offers with respect to,
26	or that would reasonably be expected to lead to, an acquisition
27	proposal from a third party for a 45 day period beginning on
28	November 13, 2009. SST does not intend to disclose any
developments with respect to this solicitation process unless or until the Strategic Committee has made a decision with respect to any proposals or offers it may receive.

SHAREHOLDER’S CLASS ACTION COMPLAINT

1	“After an extensive review of strategic alternatives with
company management and our financial advisors, we determined
2	this all-cash sale of the company with a go-shop provision is in the
3	best interests of the company’s shareholders,” said Ronald
Chwang, chairman of the Strategic Committee.

4	“We believe that this transaction provides the greatest
likelihood of achieving the highest value for the company’s
5	shareholders, and that this is also in the best interest of our customers, partners and employees. We believe the added
6	flexibility of being a private company will help us to focus on delivering innovative memory and non-memory solutions to our customers and supporting their needs with the highest levels of
7	service that they have come to expect,” said Bing Yeh, co-Founder
8	and Chief Executive Officer of SST.

9	The transaction, which is expected to close in the second
quarter of 2010, is subject to regulatory approvals and approval of
10	the agreement by (i) the holders of a majority of the company’s outstanding common stock represented and voting at a special
11	meeting to be held to approve the transaction, excluding Bing Yeh
12	and Yaw Wen Hu, and (ii) the holders of a majority of the
13	company’s outstanding common stock, and other customary
closing conditions.

14	35. On the day the Proposed Acquisition was announced, the Company’s stock closed at
15	$2.24.

16	36. Based on shareholders’ views that the Proposed Acquisition greatly undervalues the
17	Company, Silicon Storage’s stock price has traded above $2.10 since the Proposed Acquisition was
18	announced.

19	37. If the Proposed Acquisition is allowed to proceed, without adequate information
20	being disclosed to shareholders or an otherwise fair process or fair price being provided to them,
21	shareholders will be irreparably injured and will be otherwise forever foreclosed from participating
22	in Silicon Storage’s business and its prospects.

23	38. The Individual Defendants are obligated to maximize the value of Silicon Storage to
24	the shareholders. The Class members are being deprived of their right to a fair and unbiased
25	process to sell the Company and the opportunity to obtain maximum value and terms for their
26	interests, without preferential treatment to the insiders.

27	39. By reason of their positions with Silicon Storage, the Individual Defendants are in
28	possession of non-public information concerning the financial condition and prospects of Silicon

SHAREHOLDER’S CLASS ACTION COMPLAINT

1	Storage, and especially the true value and expected increased future value of Silicon Storage and its
2	assets, which they have not disclosed to Silicon Storage’s public stockholders. Moreover, despite
3	their duty to maximize shareholder value, the defendants have clear and material conflicts of
4	interest and are acting to better their own interests at the expense of Silicon Storage’s public
5	shareholders.

6	40. The Board members and advisors identified herein have irremediable positions of
7	conflict and cannot be expected to act in the best interests of Silicon Storage’s public stockholders
8	in connection with this Proposed Acquisition.

9	41. The Proposed Acquisition is wrongful, unfair and harmful to Silicon Storage’s public
10	stockholders, and represents an effort by management to aggrandize their own financial position
11	and interests at the expense of and to the detriment of Class members. The Proposed Acquisition is
12	an attempt to deny Plaintiff and the other members of the Class their right to share proportionately
13	in the true value of Silicon Storage’s valuable assets and future growth in profits and earnings,
14	while usurping the same for the benefit of Yeh and Hu on unfair and inadequate terms.

15	42. As a result of defendants’ unlawful actions, Plaintiff and the other members of the
16	Class will be damaged in that they will not receive their fair portion of the value of Silicon
17	Storage’s assets and business and will be prevented from obtaining the real value of their equity
18	ownership of the Company.

19	43. In light of the foregoing, the Individual Defendants must, as their fiduciary
20	obligations require:

21	• Undertake an appropriate evaluation of Silicon Storage’s worth as an acquisition
22	candidate.

23	• Act independently so that the interests of Silicon Storage’s public stockholders will
24	be protected, including, but not limited to, the retention of truly independent advisors
25	and/or the appointment of a truly independent Special Committee.

26	• Adequately ensure that no conflicts of interest exist between defendants’ own
27	interests and their fiduciary obligation to maximize stockholder value or, if such
28	conflicts exist, to ensure that all conflicts be resolved in the best interests of Silicon
Storage’s public stockholders.

• Disclose all material information to shareholders.

SHAREHOLDER’S CLASS ACTION COMPLAINT

1	CAUSE OF ACTION

2	Claim for Breach of Fiduciary Duties

3	44. Plaintiff repeats and realleges each allegation set forth herein.

4	45. The defendants have violated fiduciary duties of care, loyalty, candor and
5	independence owed to the public shareholders of Silicon Storage and have acted to put their
6	personal interests ahead of the interests of Silicon Storage’s shareholders.

7	46. By the acts, transactions and courses of conduct alleged herein, defendants,
8	individually and acting as a part of a common plan, are attempting to unfairly deprive Plaintiff and
9	other members of the Class of the true value of their investment in Silicon Storage without a fair
10	process.

11	47. The Individual Defendants have violated their fiduciary duties by entering into a
12	transaction with Silicon Storage without regard to the fairness of the transaction to Silicon Storage’s
13	shareholders. Defendant Silicon Storage directly breached and/or aided and abetted the other
14	defendants’ fiduciary duties to Plaintiff and the other holders of Silicon Storage stock.

15	48. As demonstrated by the allegations above, the Individual Defendants failed to
16	exercise the care required, and breached their duties of loyalty, good faith, candor and independence
17	owed to the shareholders of Silicon Storage because, among other reasons:

18	(a) they failed to take steps to maximize, the value of Silicon Storage to its public
19	shareholders and they took steps to avoid competitive bidding, to cap the price of Silicon Storage’s
20	stock and to give the Individual Defendants an unfair advantage, by, among other things, failing to
21	solicit other potential acquirers or alternative transactions;

22	(b) they failed to properly value Silicon Storage; and

23	(c) they ignored or did not protect against the numerous conflicts of interest
24	resulting from the directors’ own interrelationships or connection with the Proposed Acquisition.

25	49. Because the Individual Defendants dominate and control the business and corporate
26	affairs of Silicon Storage, and are in possession of private corporate information concerning Silicon
27	Storage’s assets, business and future prospects, there exists an imbalance and disparity of
28

SHAREHOLDER’S CLASS ACTION COMPLAINT

1	knowledge and economic power between them and the public shareholders of Silicon Storage which
2	makes it inherently unfair for them to pursue any proposed transaction wherein they will reap
3	disproportionate benefits to the exclusion of maximizing stockholder value.

4	50. By reason of the foregoing acts, practices and course of conduct, the defendants have
5	failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward
6	Plaintiff and the other members of the Class.

7	51. As a result of the actions of defendants, Plaintiff and the Class have been and will be
8	irreparably damaged in that they have not and will not receive their fair portion of the value of
9	Silicon Storage’s assets and businesses and have been and will be prevented from obtaining a fair
10	process or price for their common stock.

11	52. Unless enjoined by this Court, the defendants will continue to breach their fiduciary
12	duties owed to Plaintiff and the Class, and may consummate the Proposed Acquisition which will
13	exclude the Class from its fair share of Silicon Storage’s valuable assets and businesses, and/or
14	benefit them in the unfair manner complained of herein, all to the irreparable harm of the Class, as
15	aforesaid.

16	53. Defendants are engaging in self dealing, are not acting in good faith toward Plaintiff
17	and the other members of the Class, and have breached and are breaching their fiduciary duties to
18	the members of the Class.

19	54. Plaintiff and the members of the Class have no adequate remedy at law. Only
20	through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected
21	from the immediate and irreparable injury which defendants’ actions threaten to inflict.

22	PRAYER FOR RELIEF

23	WHEREFORE, Plaintiff demands injunctive relief, in its favor and in favor of the Class and
24	against defendants as follows:

25	A. Declaring that this action is properly maintainable as a class action;

26	B. Declaring and decreeing that the Proposed Acquisition agreement was entered into in
27	breach of the fiduciary duties of the defendants and is therefore unlawful and unenforceable;
28

SHAREHOLDER’S CLASS ACTION COMPLAINT

1	C. Enjoining defendants, their agents, counsel, employees and all persons acting in
2	concert with them from consummating the Proposed Acquisition, unless and until the Company
3	adopts and implements a procedure or process to obtain the highest possible price for shareholders;

4	D. Directing the Individual Defendants to exercise their fiduciary duties to obtain a
5	transaction which is in the best interests of Silicon Storage’s shareholders until the process for the
6	sale or auction of the Company is completed and the highest possible price is obtained;

7	E. Directing defendants to immediately disclose all material information to shareholders
8	prior to seeking shareholder approval of any acquisition;

9	F. Rescinding, to the extent already implemented, the Proposed Acquisition or any of
10	the terms thereof;

11	G. Imposing a constructive trust, in favor of plaintiff, upon any benefits improperly
12	received by defendants as a result of their wrongful conduct;

13	H. Awarding plaintiff the costs and disbursements of this action, including reasonable
14	attorneys’ and experts’ fees; and

15	I. Granting such other and further relief as this Court may deem just and proper.

16	DEMAND FOR JURY TRIAL

17	Plaintiff hereby demands a jury on all issues which can be heard by a jury.

18	Dated: November 19, 2009	GLANCY BINKOW & GOLDBERG LLP
19
20	By:	/s/ Michael Goldberg
Lionel Z. Glancy
21	Michael Goldberg
1801 Avenue of the Stars, Suite 311
22	Los Angeles, CA 90067
Telephone: (310) 201-9150
23	Facsimile: (310) 201-9160

24	Attorneys for the Plaintiff

25	THE WEISER LAW FIRM, P.C.
Patricia C. Weiser, Esquire
26	Debra S. Goodman, Esquire
Henry J. Young, Esquire
27	121 N. Wayne Avenue, Suite 100
Wayne, PA 19087
28	Tel: (610) 225-2677

SHAREHOLDER’S CLASS ACTION COMPLAINT